UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

June 10, 2005

Date of Report (Date of earliest
event reported)

HYPERSPACE COMMUNICATIONS, INC.

(Exact Name of Registrant as Specified in Charter)

Colorado	0-115404	84-1577562
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

8480 East Orchard Road, Suite 6600, Greenwood Village, CO		80111
(Address of principal executive offices)		(Zip Code)

(303) 566-6500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

Severance Agreements.  In connection with the proposed acquisition by HyperSpace Communications, Inc., a Colorado corporation (“we,” “us,” or “our”) of MPC Computers, LLC (“MPC”), previously announced via press release and a current report on Form 8-K filed March 21, 2005, we have entered into certain severance arrangements with certain of our directors and management that have agreed to resign in the event the merger is approved by shareholders and the acquisition consummated.  The material terms of the severance arrangements are summarized below:

Rina Singer Delmonico:  Effective June 10, 2005, Ms. Delmonico has voluntarily agreed to resign from the board of directors, effective as of the closing of the merger.  Upon the effective date of such resignation: (i) Ms. Delmonico shall be paid a cash severance in the amount of $5,000; (ii) Ms. Delmonico shall be issued 5,000 non-qualified stock options, at an exercise price equal to the closing price per share of our common stock on the date of issuance, which options are immediately vested and shall remain exercisable for a period of 10 years from the date of grant; (iii) all other options held by Ms. Delmonico, whenever granted, are amended and modified to provide that such options shall remain exercisable for a period three years after the closing of the merger; and (iv) we shall use all reasonable commercial efforts to obtain, effective ninety (90) days after the closing of the merger, the waiver and release of any lock-up agreements, whether in favor of us or our underwriters, to which the shares held by Ms. Delmonico are subject.

James M. Gumina:  Effective June 10, 2005, Dr. Gumina has voluntarily agreed to resign from the board of directors, effective as of the closing of the merger.  Upon the effective date of such resignation: (i) Dr. Gumina shall be paid a cash severance in the amount of $5,000; (ii) Dr. Gumina shall be issued 5,000 non-qualified stock options, at an exercise price equal to the closing price per share of our common stock on the date of issuance, which options are immediately vested and shall remain exercisable for a period of 10 years from the date of grant; and (iii) we shall use all reasonable commercial efforts to obtain, effective ninety (90) days after the closing of the merger, the waiver and release of any lock-up agreements, whether in favor of us or our underwriters, to which the shares held by Dr. Gumina are subject.

Lawrence D. Firestone:  Effective June 13, 2005, Mr. Firestone has voluntarily agreed to resign from the board of directors, effective as of the closing of the merger.  Upon the effective date of such resignation: (i) Mr. Firestone shall be paid a cash severance in the amount of $22,000; (ii) Mr. Firestone shall be issued 10,000 non-qualified stock options, at an exercise price equal to the closing price per share of our common stock on the date of issuance, which options are immediately vested and shall remain exercisable for a period of 10 years from the date of grant; (iii) all other options held by Mr. Firestone, whenever granted, are amended and modified to provide that such options shall remain exercisable for a period three years after the closing of the merger; and (iv) we shall obtain, effective ninety (90) days after the closing of the merger, the waiver and release of any lock-up agreements, whether in favor of us or our underwriters, to which the shares held by Mr. Firestone are subject.

Mark Endry:  Effective June 13, 2005, Mr. Endry has voluntarily agreed to resign from the board of directors, effective as of the closing of the merger, and has entered into an amendment and modification of his employment agreement which provides: (i) that Mr. Endry’s employment as Chief Executive Officer (“CEO”) will terminate effective the earlier to occur of (a) the closing of the merger; or (b) the termination of the merger (the “Termination Date”); (ii) prior to the Termination

Date, Mr. Endry shall receive an annual base salary of $300,000 and may continue to participate in any employment, health insurance or medical benefit programs established for our employees for which he qualifies; (iii) for a period of three (3) months following the Termination Date, Mr. Endry shall serve as our consultant and shall receive compensation for such consulting services in a amount equal to $25,000 per month; (iv) after the end of such three (3) month period, and for an additional fifteen (15) months thereafter, Mr. Endry shall remain available to provide consulting services and shall receive compensation for such services in an amount equal to $15,000 per month ; (iv) through the Termination Date, Mr. Endry shall continue to receive a quarterly bonus payment in the amount of $37,000 per quarter, payable with the first payroll of each quarter, which final quarterly bonus payment will be prorated over the actual number of days worked in such final quarter; (v) Mr. Endry has been issued 100,000 non-qualified stock options, at an exercise price of $2.53 per share, which options are immediately vested and shall remain exercisable for a period of three years after the Termination Date; (vi) all other options held by Mr. Endry, whenever granted, are amended and modified to provide that such options shall remain exercisable for a period of three years after the Termination Date; (vi) all unregistered shares held by Mr. Endry’s wife, Patricia Endry, were made subject to that certain 2005 Registration Rights Agreement by and among GTG-Micron Holding Company, LLC, and the members and former members of GTG-Micron Holding Company, LLC; (viii) all of Mr. Endry’s accrued vacation shall be paid in a lump sum thirty (30) days after the Termination Date; (ix) for a period of eighteen (18) months after the Termination Date, Mr. Endry and his family shall remain eligible for the same healthcare coverage we provide our executive-level employees at a cost to Mr. Endry comparable to the cost paid by any other executive; (x) the non-competition covenants contained in Mr. Endry’s Employment Agreement shall terminate three (3) months after the Termination Date; and (xi) in the event of a breach by us of our obligations under the June 2005 Amendment to Amended and Restated Executive Employment Agreement, Mr. Endry shall be entitled to a lump sum payment of damages in the amount of $375,000, less any consulting fees or other bonus payments already paid to Mr. Endry pursuant to the terms of the June 2005 Amendment to Amended and Restated Executive Employment Agreement.

Patricia M. Lee:  Ms. Lee has voluntarily agreed to resign from her position as Chief Operating Officer (“COO”), effective as of the closing of the merger.  Upon the effective date of such resignation: (i) Ms. Lee shall be entitled to receive, in a lump sum payable in the first regular payroll after the closing of the merger, any accrued vacation, earned commission or earned performance bonus; (ii) all unvested stock options held by Ms. Lee shall immediately vest and become exercisable; (iii) all stock options held by Ms. Lee, whenever granted, are amended and modified to provide that such options shall remain exercisable through July 1, 2007; and (iv) for a period of three (3) months after the closing of the merger, Ms. Lee shall serve as our consultant, and during such period shall continue to receive the same pay and benefits (including continued participation in any employment, heath insurance or medical benefit programs established for our employees for which she qualifies) as she received prior to her resignation as COO.

Financial Advisory Agreement and Lock-Up Release.  In connection with our proposed acquisition of MPC, effective June 15, 2005, Capital Growth Financial, LLC, who served as the representative for the underwriters in our initial public offering (the “Representative”) has agreed to the satisfaction, waiver, and termination of certain obligations and covenants set forth in the Underwriting Agreement, dated September 30, 2004 (the “Underwriting Agreement”); the Financial Advisory Letter Agreement, dated October 6, 2004 (the “Financial Advisory Agreement”), and those certain Lock-Up Agreements concerning our officers and directors (i.e., Rina Delmonico, Mark Endry, Lawrence Firestone, David Girard, James Gumina, Patricia Lee, Eric Murphy, Mark Pougnet, Kent Swanson, and John Yeros) in favor of the Representative, effective September 30, 2004 (collectively the “Lock-Up Agreements”).  Effective as of the closing of the merger, the Representative has agreed that: (i) each of the Lock-Up Agreements shall be deemed fully satisfied, waived, and terminated; (ii) each of our covenants and obligations arising under or in connection with the Underwriting Agreement shall be deemed fully satisfied or waived, and the Underwriting Agreement shall be deemed terminated; and (iii) each of our covenants and obligations arising under or in connection with the Financial Advisory Agreement shall be deemed fully satisfied or waived, and the Financial Advisory Agreement shall be deemed terminated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HyperSpace Communications, Inc.

Dated: June 14, 2005	By:	/s/ Mark Endry
Mark Endry
Chief Executive Officer